# AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

**MERGING**

**VAPOR GROUP, INC.**
**a Florida corporation**

*with, and into*

**AVWORKS AVIATION CORP.**
**a Florida corporation**

***under the name of***

**VAPOR GROUP, INC.**

January 22, 2014

**AGREEMENT OF MERGER AND PLAN OF REORGANIZATION**

This Agreement of Merger and Plan of Reorganization (the "Agreement") is dated as of this 22nd day of January, 2014, (the "Effective Date") by and among **AVWORKS AVIATION CORP.,** a Florida corporation, with a business address of 10778 NW 53rd Street, Suite E, Sunrise, Florida 33356, ("SPLI", and the "Surviving Corporation"), **VAPOR GROUP, INC.,** a Florida corporation, with a business address of 3901 SW 47th Avenue, Suite 415, Davie, Florida 33314 ("VGI" or the "Merging Corporation"), and the majority shareholders of VGI (the "Shareholders").

(SPLI, VGI and the Shareholders may be referred to herein as a "party" and collectively as the "parties" and the Merging and Surviving Corporations may also be referred to herein collectively as the "Constituent Corporations".)

**RECITALS**

**WHEREAS**, SPLI desires to acquire one hundred percent (100%) of the issued and outstanding common stock of VGI consisting of an aggregate of three hundred and fifty million (350,000,000) shares of VGI (the "VGI Shares") from the Shareholders in return for which the VGI Shareholders shall receive an aggregate of seven hundred and fifty million (750,000,000) post 30 for 1 reverse split shares of restricted common stock of SPLI (the "SPLI Shares") as consideration for the exchange of their VGI Shares (the "Share Exchange"); and

**WHEREAS**, as a result of the Share Exchange, VGI as the Merging Corporation shall merge into SPLI, and SPLI shall be the Surviving Corporation pursuant to the terms of this Agreement; and

**WHEREAS,** the Board of Directors and shareholders of each of the Constituent Corporations deem it advisable and to the advantage of each Constituent Corporation that the Merging Corporation be merged into the Surviving Corporation on the terms and conditions provided in this Agreement and in accordance with the laws of the State of Florida (the "Merger"); and

**WHEREAS,** the Boards of Directors of each Constituent Corporation have recommended to each Constituent Corporation's respective shareholders that the Merger be approved by a vote of its shareholders, which vote and approval has been attested hereto by resolution of the shareholders of each Constituent Corporation, a copy of each of which is to be provided at Closing (as hereinafter defined).

**NOW, THEREFORE,** in consideration of the premises and of the mutual agreements contained herein, the Constituent Corporations and Shareholders have agreed, and the Constituent Corporations do hereby agree to merge on the terms and conditions stated below to be filed with the Secretary of State of Florida, Division of Corporations.

## ARTICLE I
## Merger and Plan of Reorganization

1.1 Plan of Merger. At Closing (as hereinafter defined), the following Plan of Merger of Vapor Group, Inc. (the "Merging Corporation") and AvWorks Aviation Corp. (the "Surviving Corporation"), is adopted pursuant to the Florida Revised Statutes 2013, Section 7, and section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended:

a) Vapor Group, Inc. shall be merged with and into AvWorks Aviation Corp., to exist and be governed by the laws of the State of Florida.

b) The name of the Surviving Corporation shall be "Vapor Group, Inc.", and the headquarters address shall be changed to 3901 SW 47th Avenue, Suite 415, Davie, Florida 33314.

c) At Closing, the separate corporate existence of Vapor Group, Inc. shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of VGI and shall be subject to all the debts and liabilities of the Merging Corporation in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens on the property of each Constituent Corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

d) The Surviving Corporation will carry on business with the assets of Vapor Group, Inc., as well as with the assets of AvWorks Aviation Corp.

e) Shareholders shall surrender all their VGI Shares in the manner hereinafter set forth.

f) In exchange for the VGI Shares, surrendered by Shareholders, the Surviving Corporation will issue and transfer to the Shareholders, on the basis set forth in Section 1.3, the SPLI Shares.

g) All current shareholders of SPLI will retain their shares as shares of the Surviving Corporation.

h) The Articles of Incorporation of AvWorks Aviation Corp. shall continue in full force as the Articles of Incorporation of the Surviving Corporation until further amended, altered, or repealed as provided in the Articles or as provided by law.

1.2 Results of Merger. The Constituent Corporations hereby agree that the Merging Corporation shall be merged with, and into, the Surviving Corporation, and the Merging Corporation and the Surviving Corporation shall be a single corporation. The Surviving Corporation shall be the corporation continuing after the merger, and the separate existence of the Merging Corporation shall cease at Closing (as hereinafter defined).

1.3 Share Exchange. At Closing, the method of carrying the merger into effect shall be as

follows: all shares of the outstanding common stock of the Merging Corporation will be exchanged for 750,000,000 post 30 for 1 reverse split shares of restricted common stock of the Surviving Corporation; representing 98.81% of the total shares of common stock of the Surviving Corporation after the Closing and after the 30 for 1 reverse split. Any certificates representing the shares of stock of the Merging Corporation shall be surrendered and cancelled on the date of Closing. The then post reverse split outstanding shares of the Surviving Corporation, approximately 759,003,006 (approximately 9,003,006 post split shares plus 750,000,000) shall constitute all of the outstanding common stock in the Surviving Corporation.

1.4 Approval of Shareholder; No Material Changes. Pursuant to applicable statutory provisions, this merger requires the approval of the shareholders of each of the Surviving Corporation and the Merging Corporation. The conditions of the applicable statutes of the State of Florida have been complied with as follows:

a) The shareholders of the Surviving Corporation and the Merging Corporation have approved any increase in the number and kind of outstanding shares of capital stock of the Surviving Corporation outstanding connected to this merger; and

b) This Agreement does not conflict with or make changes in the Articles of Incorporation or the Bylaws of the Surviving Corporation.

1.5 Record Date of Merger. The record date of the Merger shall be the Effective Date of this Agreement.

1.6 Exemption from Registration. The parties hereto intend that all SPLI Shares shall be restricted pursuant to Rule 144, and exempt from the registration requirements of the Securities Act of 1933, as amended.

## ARTICLE II
## Additional Fundamental Terms and Conditions

2.1 Recitals. The parties hereto acknowledge and agree that the "Recitals" herein are true and correct in all material respects and correctly state the duties and responsibilities of the parties hereto agreed upon.

2.2 Other Fundamental Terms and Conditions. All provisions listed and defined under "ARTICLE X", "Covenants Subsequent to the Date of Closing", are herewith incorporated in the Section as fundamental terms and conditions of the Agreement.

## ARTICLE III
## Representations and Warranties of VGI

VGI hereby represents and warrants to SPLI that:

3.1 Organization. VGI is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all necessary corporate powers to beneficially control and own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the political geographic locales where its business requires qualification.

3.2 Certain Agreements. VGI is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of VGI (a "Material Adverse Effect").

3.3 Capitalization. The authorized capital of VGI consists of three hundred and fifty million (350,000,000) shares of common stock, $0.001 par value per share, of which three hundred and fifty million (350,000,000) shares are issued and outstanding as of December 31, 2013, and ten million (10,000,000) shares of preferred stock, $0.001 par value per share, in two Series A and B, of which no shares of preferred stock are issued and outstanding. Designations and preferences have been filed with the State of Florida as of the date of Closing for any preferred stock. All of the shares outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating VGI to issue any additional shares of any class.

3.4 Subsidiaries/Operating Divisions. As of the date of this Agreement, VGI has the following three (3) subsidiaries, each of which is a Florida corporation: (i) Total Vapor Inc (ii) Vapor 123 Inc, (iii)Vapor Products, Inc.

3.5 Directors and Executive Officers. The names and titles of the directors and officers of VGI, who also constitute the pre-Closing (as hereinafter defined in Section 9.1) or original VGI Executive Committee, are as follows:

| Name | Position |
|---|---|
| Dror Svorai | President and Treasurer, Director |
| Yaniv Nahon | Secretary, Vice President and Chief Operating Officer, Director |
| Jorge Schcolnik | Vice President, Chief Financial Officer, Director |

3.6 Compliance with Laws. To the best of VGI's knowledge, VGI has complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

3.7 Authority. The Board of Directors of VGI and the Shareholders have authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and VGI has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of VGI and is enforceable in accordance with its terms and conditions.

3.8 Ability to Carry Out Obligations. The execution and delivery of this Agreement by VGI and the performance by VGI of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which VGI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of VGI, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of VGI.

3.9 Undisclosed Liabilities. As of the date of Closing, VGI shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to SPLI prior to the Closing of this Agreement, or as stated in the financial statements as of December 31, 2013 (the "VGI Financial Statements"). The VGI Financial Statements shall present fairly, in all material respects, the financial condition of VGI.

3.10 Tax Returns. Shareholders represents that as neither Shareholders nor VGI has not been required to file tax returns, within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable other than negotiated franchise tax fees due the successor corporation in Delaware.. The provisions for taxes, except those listed in this section, if any, are accurately reflected in the VGI Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to SPLI in writing prior to Closing.

3.11 Litigation and Complaints.

a) VGI is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of VGI, threatened against or by VGI. To the best of VGI's knowledge, there are no matters or circumstances which are likely to give rise to any such litigation or arbitration proceedings by or against VGI.

b) VGI is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of VGI's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

3.12 Absence of Changes. Since the date of the VGI Financial Statements, there has not been any change in financial condition or operations of Shareholders and VGI except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

3.13 Indemnification. VGI agrees to indemnify, defend and hold SPLI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against SPLI which arise out of, or result from (i) any breach by VGI in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by VGI under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by VGI in this Agreement.

3.14 Restricted Securities. VGI acknowledges that all of the SPLI Shares to be issued by SPLI shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended.

(a) The Shareholders have been advised that the SPLI Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities act in reliance on exemptions therefrom.

(b) The SPLI Shares are being acquired solely for each Shareholder's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Shareholder further understands that the SPLI Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

(c) The Shareholders acknowledge, in connection with the exchange of the SPLI Shares, that no representation has been made by representatives of SPLI regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by SPLI pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

(d) The Shareholders acknowledge that they are either an "accredited investor" with the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of

exchanging their VGI Shares for SPLI Shares and they are able to bear the economic risk of the transactions contemplated hereby.

(e) The Shareholders agree that the certificate or certificates representing the SPLI Shares will be inscribed with substantially the following legend:

**"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF MILLENNIUM'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."**

3.15 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of VGI has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

3.16 Full Disclosure. None of the representations and warranties made by VGI herein, certificate or memorandum furnished or to be furnished by VGI, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

## ARTICLE IV
## Representations and Warranties of SPLI

SPLI represents and warrants to VGI and Shareholders that:

4.1 Organization. SPLI is a corporation duly organized, validly existing and in good standing under the laws of Florida, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

4.2 Certain Agreements. SPLI is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of SPLI (a "Material Adverse Effect").

4.3 Capitalization. The authorized capital of SPLI consists of 2,000,000,000 shares of common stock, $0.001 par value, of which 270,090,165 shares are issued and outstanding as of the Effective Date, and 10,000,000 shares of preferred stock, $0.001 par value, of which 1,000,000

shares are issued and outstanding as of the Effective Date as "Series A". Designations and preferences have been filed with the State of Florida as of the date of Closing for the Series A preferred stock. All shares outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating SPLI to issue any additional shares of any class.

4.4 Subsidiaries/Operating Divisions. SPLI has no subsidiaries. SPLI does not own any interest in any other enterprise (whether or not such enterprise is a corporation).

4.5 Directors and Executive Officers. The names and titles of the directors and officers of SPLI prior to Closing are as follows:

| Name | Position |
|---|---|
| Joe Eccles | President and Sole Director |

4.6 Compliance with Laws. To the best of SPLI's knowledge, SPLI has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

4.7 Authority. The Board of SPLI has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and SPLI has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of SPLI and is enforceable in accordance with its terms and conditions.

4.8 Ability to Carry Out Obligations. The execution and delivery of this Agreement by SPLI and the performance by SPLI of its obligations hereunder in the time and manner contemplated is subject to the original purchase agreement between Dror Svorai, the majority shareholder of VGI and the shareholders of SPLI and otherwise will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which SPLI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of SPLI, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of SPLI.

4.9 Undisclosed Liabilities. As of the date of Closing, SPLI shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to

the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to VGI prior to the Closing of this Agreement, or as stated in the financial statements as of December 31, 2013 (the "SPLI Financial Statements"). The SPLI Financial Statements shall present fairly, in all material respects, the financial condition of SPLI.

4.10 Tax Returns. SPLI, within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law, and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, are accurately reflected in its SPLI Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to VGI in writing prior to Closing.

4.11 Litigation and Complaints.

a) Except for litigation matters already disclosed in writing by SPLI to VGI, SPLI is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of SPLI, threatened against or by SPLI.

b) SPLI is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of SPLI's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

4.11 Absence of Changes. Since the date of the Financial Statements, there has not been any change in financial condition or operations of SPLI except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, or changes which have been disclosed prior to Closing to VGI.

4.12 Indemnification. SPLI agrees to indemnify, defend and hold Shareholders and VGI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against VGI which arise out of, or result from (i) any breach by SPLI in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by SPLI under this Agreement, (ii) a failure of any representation or warranty in this Article III or (iii) any untrue statement made by SPLI in this Agreement.

4.13 Restricted Securities. SPLI acknowledges that all of the VGI Shares to be exchanged herein by Shareholders that are included in the Securities Exchange shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended.

4.14. Criminal or Civil Acts. For the period of five years prior to the execution of this

Agreement, no executive officer, director or principal stockholder of SPLI has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

4.15 Full Disclosure. None of the representations and warranties made by SPLI herein, certificate or memorandum furnished or to be furnished by SPLI, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

**ARTICLE V**
**Representations and Warranties of Shareholders**

5.1 Share Ownership. The Shareholders own 100% of the total issued and outstanding shares of VGI as of the Effective Date. Such VGI Shares are not held beneficially, and such shares are not subject to any claims, liabilities, liens, charges, encumbrances or equities of any kind. Shareholders holds the authority to exchange its VGI Shares pursuant to this Agreement and to deliver the VGI Shares to SPLI at Closing, and will therein transfer to SPLI valid title thereto, free and clear of all claims, liabilities, liens, pledges or charges of any kind.

5.2 Investment Intent. The Shareholders understand and acknowledge that the SPLI Shares are being exchanged in reliance upon the exemption provided in 4(2) of the Securities Act of 1933, as amended, for non-public offerings; and make the following representations and warranties, with the intent that the same may be relied upon in determining its suitability to acquire the SPLI Shares:

a) The SPLI Shares are being acquired solely for the account of the Shareholders, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, and with no present intention of distributing or reselling any portion of the SPLI Shares.

b) The Shareholders agree not to dispose of its SPLI Shares or any portion thereof unless and until counsel for SPLI shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933, as amended, or any applicable state securities laws, or the rules and regulations thereunder.

c) The Shareholders acknowledges that SPLI has made all documents pertaining to all aspects of the transactions contemplated herein available to him/her and to his/her qualified representatives, if any, and has offered such person(s) an opportunity to discuss the transactions contemplated herein with an/the officer(s) of SPLI.

d) The Shareholders are knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Securities Exchange (as referenced in

Section 1.3) on the terms and conditions of this Agreement.

e) The Shareholders are able to bear the economic risk of the investment that results from the Securities Exchange (as referenced in Section 1.3).

f) The Shareholders understand that their investment in the SPLI Shares is not liquid, and has adequate means of providing for its current needs and contingencies and has no need for liquidity in this investment.

5.3 Indemnification. The Shareholders recognize that the offer of the SPLI Shares in the Securities Exchange (as referenced in Section 1.3) is based upon its representations and warranties set forth and contained herein, and hereby agrees to indemnify and hold harmless SPLI, its current officers, directors, employees, representatives an agents, against all liability, costs or expenses (including reasonable attorney's) arising as a result of any misrepresentation made herein by Shareholders.

5.4 Restricted Securities. The Shareholders understand and agree that the certificate evidencing the SPLI Shares will have a restrictive legend placed thereon stating that the SPLI Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and setting forth, or referring to, the restriction on transferability and sale of the SPLI Shares.

**ARTICLE VI**
**Covenants Prior to the Date of Closing**

6.1 Investigative Rights. Prior to Closing, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records, financial and otherwise, for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If during the investigative period one party learns that a representation of the other party was not accurate, no claim may be asserted by the party so learning that a representation of the other party was not accurate. If the transaction contemplated hereby is not completed, all documents received by one party belonging to another and/or their attorneys or other representatives, shall be returned to the respective party and all information so received shall be treated as confidential.

6.2 Conduct of Business. Prior to Closing. Each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities. Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of

any of its common stock unless agreed to by the other parties hereto, or as defined in this Agreement.

6.3 Confidential Information. Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

6.4 Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

## ARTICLE VII
## Conditions Precedent to the Performance of the Shareholders and VGI

7.1 Obligations. The Shareholders' and VGI's obligations hereunder shall be subject to the satisfaction at or before Closing of all the conditions set forth in this Article VI. The Shareholders or VGI may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by it of any other condition of or any of its other rights or remedies, at law or in equity, if SPLI shall be in default of any of its representations, warranties or covenants under this Agreement.

7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders or VGI in this Agreement or in any written statement that shall be delivered to SPLI by the Shareholders or VGI under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

7.3 Performance. The Shareholders and VGI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing.

7.4 Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against the Shareholders or VGI on or before Closing.

7.5 Corporate Action. SPLI shall have obtained in the form of a written resolution, the approval of (i) the Shareholders and (ii) VGI's Board of Directors, for the transaction contemplated by this Agreement.

## ARTICLE VIII
## Conditions Precedent to the Performance of SPLI

8.1 Conditions. SPLI's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VII. SPLI may waive any or all of these conditions in whole or in part with the pre-approval of VGI; provided, however, that no such waiver of a condition shall constitute a waiver by it of any other condition of or any of its rights or remedies, at law or in equity, if VGI shall be in default of any of its representations, warranties or covenants under this Agreement.

8.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by SPLI in this Agreement or in any written statement that shall be delivered to the Shareholders and VGI by SPLI under this Agreement shall be true and accurate on and as of the date of Closing as though made at that time.

8.3 Performance. SPLI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing.

8.4 Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against SPLI on or before Closing.

8.5 Corporate Action. VGI shall have obtained in the form of a written resolution, the approval of (i) the shareholders of SPLI for the transaction contemplated by this Agreement, and (ii) SPLI's Board of Directors, for the transaction contemplated by this Agreement.

## ARTICLE IX
## Closing

9.1 Closing. The closing of this Agreement shall be held at the offices of SPLI or at any mutually agreeable place on or prior to January 31, 2014, unless extended by mutual agreement of the parties. At the Closing:

a) SPLI shall deliver a copy of an instruction letter to its transfer agent, Interwest Transfer Co., for the transfer and delivery of the SPLI Shares to be titled to the Shareholders within thirty (30) days of Closing.

b) SPLI shall deliver signed minutes of its meeting of its board of directors approving this Agreement.

c) In return for the SPLI Shares, the board of directors of VGI shall authorize the transfer to SPLI within three (3) business days of Closing the VGI Shares.

d) VGI shall deliver to SPLI signed minutes of the meeting of its board of directors approving this Agreement.

e) As the final item at Closing, the current directors of SPLI shall resign and VGI shall appoint new members to the Surviving Corporation's board of directors.

**ARTICLE X**
**Covenants Subsequent to the Date of Closing**

10.1 Recording of Merger. Within three (3) business days following Closing, the Surviving Corporation will cause a "Merger and Plan of Reorganization" identical in content to "ARTICLE I" herein, to be filed with the State of Florida with a "Certified Copy" to be returned to the Surviving Corporation.

10.2 Reverse Split of SPLI Common Stock. Within five (5) business days following Closing, the Board of Directors of the Surviving Corporation, with the approval of a majority vote of the shares of SPLI eligible to vote, shall cause to be filed an "Information Statement" with the Securities and Exchange Commission specific to the filing of a 30 to 1 reverse split of the issued and outstanding SPLI common stock, (the "Reverse"), to occur not later than thirty (30) days after the date of Closing.

10.3 Employment Contracts. Within five (5) business days following Closing, the Board of Directors of the Surviving Corporation will negotiate and enter into individual employment contracts with each of Dror Svorai and Yaniv Nahon for a period of not less than three (3) years.

10.4 Incremental Equity Compensation. Subsequent to Closing, the Shareholders of VGI as of the Effective Date shall be granted performance-based equity compensation in the form of shares of common stock in the Surviving Corporation, (the "Performance Shares"), which issuances shall be fully paid, non-assessable, legally issued and free of liens or encumbrances of any type, and transferable at the sole option of the respective receiving Shareholder, should the Surviving Corporation achieve the following performance goals ("Performance Goals"):

a) If the Surviving Corporation achieves a twenty-five percent (25%) to forty-nine percent (49%) increase in its revenues for the first six (6) months of the 2014 calendar year as compared to the same period in 2013, and as reported in its June 30, 2014 10-Q, then, within ten (10) business days from the filing of said 10-Q, the Board of Directors of the Surviving Corporation shall cause to be issued to the Shareholders a number of Performance Shares to be determined in the sole judgment of said Board of Directors, which Performance Shares will be

distributed pro-rata based on each Shareholder's ownership percentage of VGI on the Effective Date.

b) If the Surviving Corporation achieves a fifty percent (50%) or greater increase in its revenues for the first six (6) months of the 2014 calendar year as compared to the same period in 2013, and as reported in its June 30, 2014 10-K, then, within ten (10) business days from the filing of said 10-K, the Board of Directors of the Surviving Corporation shall cause to be issued to the Shareholders a number of Performance Shares to be determined in the sole judgment of said Board of Directors, which Performance Shares will be distributed pro-rata based on each Shareholder's ownership percentage of VGI on the Effective Date.

c) If the Surviving Corporation achieves a twenty-five percent (25%) to forty-nine percent (49%) increase in its revenues for the twelve (12) months of the 2014 calendar year as compared to the calendar year of 2013, and as reported in its December 31, 2014 10-Q, then, within ten (10) business days from the filing of said 10-Q, the Board of Directors of the Surviving Corporation shall cause to be issued to the Shareholders a number of Performance Shares to be determined in the sole judgment of said Board of Directors, which Performance Shares will be distributed pro-rata based on each Shareholder's ownership percentage of VGI on the Effective Date.

d) If the Surviving Corporation achieves a fifty percent (50%) or greater increase in its revenues for the twelve (12) months of the 2014 calendar year as compared to the calendar year of 2013, and as reported in its December 31, 2014 10-K, then, within ten (10) business days from the filing of said 10-K, the Board of Directors of the Surviving Corporation shall cause to be issued to the Shareholders a number of Performance Shares to be determined in the sole judgment of said Board of Directors, which Performance Shares will be distributed pro-rata based on each Shareholder's ownership percentage of VGI on the Effective Date.

It is fully understood by all the parties hereto that should the Performance Goals not be achieved, that none of the Performance Shares to be issued per above will be issued in whole or in part, and that the Performance Shares granted based on the December 31, 2014 revenue results are incremental to those granted based on the June 30, 2014 results.

## ARTICLE XI
## General Provisions

11.1 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision herein.

11.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

11.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

11.4 No Modification. This Agreement may not be amended or modified except by a written agreement signed by the parties.

11.5 Entire Agreement. This Agreement constitutes the final understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between and among the parties, whether written or oral.

11.6 Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Florida applicable to contracts made and to be performed entirely therein, without giving effect to the rules or principles of conflicts of law. The parties hereto consent to the jurisdiction of the courts of the State of Florida and of any state and federal court located therein.

11.7 Attorney's Fees. In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorney's and paralegals' fees and costs through and including all trial and appellate levels and post-judgment proceedings.

11.8 Severability. The provisions of this Agreement are severable and the unenforceability of any provision shall not affect the enforceability of any other provision hereof. In addition, in the event that any provision of this Agreement (or any portion thereof) is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained herein, the parties acknowledge that it is their intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The parties agree that this Agreement, agreements ancillary to this Agreement, and related documents to be entered into in connection with this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission, or an electronic copy of this Agreement is delivered bearing electronic signatures of the parties thereto. Such facsimile or electronic signature shall be treated in all respects as having the same effect as an original signature.

11.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if

served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to each one's respective address as first listed above.

11.11 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

11.12 Finders/Brokers. There are no finders or brokers in connection with the transaction contemplated herein.

11.13 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

11.14 Expenses. Each party will bear their own expenses, including, but not limited to, legal, accounting, paralegal, administrative and State filing fees incurred in connection with this Agreement.

11.15 Survival of Terms and Conditions. All provisions, terms and conditions of this Agreement which by their text specify that they survive, or which need to do so to give full force and effect to their intent and effect, will survive the Closing or any termination of this Agreement, or until such provision, term or condition is fulfilled by the parties so obligated to do so to the satisfaction of the other parties hereto (the "Survival"). Such provisions, terms and conditions includes, but are not limited to, the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument, certificate, opinion or other writing connected directly or indirectly to this Agreement.

11.16 Termination, Amendment and Waiver.

a) Termination. This Agreement may be terminated at any time, whether before or after approval of matters presented in connection with it, or after Closing:

(1) By mutual written consent of SPLI, Shareholders and VGI;

(2) In writing to the other parties hereto by SPLI, the Shareholders or VGI, if:

(i) Any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii) The transaction shall not have been consummated on or before January 31, 2014 unless such failure is the result of a material breach of this Agreement by a party hereto seeking to terminate this

Agreement.

(iii) Any material breach has occurred of any article, section or provision of this Agreement.

(3) By SPLI, if the Shareholders or VGI (a) breaches any of its representations or warranties hereof, (b) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, or

(4) By the Shareholders or VGI, if SPLI (a) breaches any of its representations or warranties hereof, (b) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, or (c) experiences any event in VGI's sole judgment that constitutes a Material Adverse Effect as defined in Section 3.2.

b) Effect of Termination. In the event of termination of this Agreement prior to Closing by the Shareholders, VGI or SPLI, this Agreement shall forthwith immediately become void and have no effect, without any liability or obligation on the part of any party hereto, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in, or connected to, this Agreement.

c) Extension; Waiver. As pertains to this Agreement, at any time the parties may, to the extent legally allowable: (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of each party hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

d) Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of (i) SPLI, an action by its respective Board of Directors or the duly authorized designee of such Board of Directors, and (ii) the Shareholders or VGI, an action by the VGI Board of Directors or that of the Shareholders or their duly authorized designee.

11.17 <u>Authority to Bind</u>. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

11.18 <u>Further Assurances.</u> The parties hereto shall cooperate with one another at reasonable times and on reasonable conditions and shall promptly execute and deliver such

instruments and documents as may be reasonably necessary in order to fully carry out the intent and purposes of this Agreement, the relationship contemplated hereunder, and any and all provisions contained herein.

11.19 No Interpretation Against Drafter. There shall be no rule of interpretation against the drafter in drafting this Agreement. All parties acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorneys.

11.20 Time of Essence. Time is of the essence in this Agreement and of each and every provision hereof. Any party hereto may claim a material breach of this Agreement in the event that a delay of any form occurs in the execution of any article, section or provision wherein a time period for performance is specified and not fulfilled, and wherein any such delay has not been pre-approved in writing by all other parties to the Agreement. In the event of a claimed material breach by any party, the party deemed responsible for the material breach shall have five (5) business days to cure said breach to the full satisfaction of all other parties hereto, or this Agreement shall terminate per Section 11.16.

*(Signature Page Follows)*

## SIGNATURE PAGE

**IN WITNESS WHEREOF,** the parties have executed this Agreement as of the Effective Date.

**AVWORKS AVIATION CORP.**
("SPLI")
a Florida corporation

By: ______________________ President
Joe Eccles, President

**VAPOR GROUP, INC.**
("VGI")
a Florida Corporation

By: ______________________
Dror Svorai, President and CEO

**THE SHAREHOLDERS OF VAPOR GROUP, INC.**
("Shareholders")

By: ______________________
Dror Svorai, an individual

By: ______________________
Yaniv Nahon, an individual